UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2026

Lord Abbett Private Credit Fund

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01764	93-4670837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Street Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 522-2388

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As of January 1, 2026, Lord Abbett Private Credit Fund (“we”, the “Company” or the “Fund”) issued and sold approximately 3,562,500 of the Company’s common shares of beneficial interest (the “Common Shares”) for an aggregate offering price of approximately $89.5 million, reflecting a purchase price of $25.12 per Common Share (with the final number of Common Shares being determined on January 23, 2026).

The offer and sale of Common Shares was made pursuant to subscription agreements entered into by the Company and its shareholders. The issuance of the Common Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Company relied, in part, upon representations from the shareholders in the subscription agreements that each shareholder was an accredited investor as defined in Regulation D under the Securities Act.

Item 7.01. Regulation FD Disclosure.

Company’s Portfolio:

As of December 31, 2025, the Company had made loans to 44 portfolio companies, held an equity position in one portfolio company, and held one investment in a joint venture, with an aggregate loan commitment amount of approximately $1,641 million and par value of approximately $1,259 million. The portfolio consists of 95% senior secured debt investments and 5% investment in a joint venture, based on par value or in the case of investments in a joint venture, cost. As of December 31, 2025, 100% of the debt investments, based on par value, in the Company’s portfolio were at floating rates. As of December 31, 2025, 99% of the Company’s total loan commitments were in private senior secured loans. The following table presents information concerning portfolio companies to which the Company has made loans.

Portfolio Company Metrics(1):
Median 12-month EBITDA:	$76 million(2)
Weighted average net leverage:	4.7x(2)(3)
Weighted average loan to value:	42%(2)(4)
Weighted average interest coverage:	2.2x(2)(5)
Weighted average yield on debt investments, at cost:	9.3%(6)

(1)	Amounts were derived from the most recently available financial statements provided by portfolio companies which have not been independently verified by us and may reflect a normalized or adjusted amount. Such amounts have not been independently estimated by us, and accordingly, we take no responsibility for such numbers and make no representation or warranty in respect of this information.

(2)	Metrics exclude one liquid loan. Metrics also exclude one recurring revenue investment, which are investments in portfolio companies in which the Company lends based on a multiple of recurring revenue generated by the portfolio company and not based on a multiple of EBITDA. Weighted average metrics are calculated as a percentage of funded par value of debt investments.

(3)	Net leverage is the ratio of total senior debt minus cash divided by EBITDA and taking into account leverage through the tranche to which the Company is a lender.

(4)	Calculated using total senior debt minus cash divided by total enterprise value estimated by the private equity sponsor or market comparables and taking into account leverage through the tranche to which the Company is a lender.

(5)	Interest coverage for a particular portfolio company is calculated by taking EBITDA and dividing by annualized latest reported interest expense.

(6)	Computed as (a) the annual stated spread, plus reference rate, as applicable, plus the annual accretion of discounts, plus the annual unused fees, as applicable on debt securities divided by (b) total debt investments at cost included in such securities. Actual yields earned over the life of each investment could differ materially from the yields presented herein.

The table below shows the Company’s loan investment activity during the period December 1, 2025, through December 31, 2025. Amounts shown for commitment amount and par value are as of December 31, 2025:

Issuer	Commitment Amount ($ in millions)	Par Amount ($ in millions)
Accordion Partners LLC	$57.4	$30.8
Alliance Technical Group	$48.4	$33.5
Aprio Advisory Group, LLC	$52.8	$0.0
eShipping LLC	$51.7	$33.8
Genova Diagnostics, Inc.	$15.0	$12.7
Lighthouse Technologies Holding Corp	$26.5	$25.3
Meta Buyer LLC	$65.8	$47.0
Qualus Power Services Corp	$5.5	$0.0
Security 101	$19.8	$19.8
SMG Operating CO LLC	$43.2	$33.2
Total	$386.1	$236.1

Item 8.01. Other Events.

Distribution:

On January 23, 2026, the Company declared a distribution of approximately $0.22 per share to shareholders of record as of January 31, 2026 to be paid on or about February 25, 2026.

Net Asset Value

As of December 31, 2025, the Company’s aggregate net asset value (“NAV”) was approximately $528 million. The NAV per share of Common Shares as of December 31, 2025, as determined in accordance with the Company’s valuation policy, was $25.12 per Common Share.

Final results related to all of the above information and other information may differ materially as a result of the completion of the Company’s financial closing procedures, which will occur between the date hereof and the completion of the financial statements and the filing of the Company’s annual report on Form 10-K for the year ending December 31, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORD ABBETT PRIVATE CREDIT FUND

Date: January 28, 2026	By:	/s/ Salvatore Dona
	Name:	Salvatore Dona
	Title:	Chief Financial Officer